UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 28, 2009

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27265	91-2145721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, Georgia	30303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2009, Internap Network Services Corporation (the “Company”) announced the resignation of James P. DeBlasio from his positions as President and Chief Executive Officer effective as of March 16, 2009 (the “Separation Date”).  Mr. DeBlasio also has resigned as a director of the Company effective March 15, 2009.

Pursuant to the terms of a separation agreement between the Company and Mr. DeBlasio, Mr. DeBlasio will receive (1) a cash payment of $927,200, (2) full vesting of all equity awards previously granted to him as of the Separation Date and (3) if he so elects, continued health, dental and vision insurance coverage under the Company’s group health plan for 18 months from the Separation Date at the Company’s cost.  Mr. DeBlasio shall have 12 months following the Separation Date in which to exercise any stock options held by him that were vested as of the Separation Date.  Mr. DeBlasio has agreed to provide consulting services to the Company following the Separation Date as needed to assist in the transition and other matters and will be compensated at a rate of $250 per hour for his time.  The Separation Agreement also provides, among other things, that Mr. DeBlasio will have certain non-disclosure and non-solicitation obligations.

On January 29, 2009, the Company announced the appointment of Eric Cooney as President and Chief Executive Officer and as a director of the Company, effective March 16, 2009.

Mr. Cooney, 42, joined the digital video business of NDS, Inc (a news corporation company) in April 1997, which was acquired by TANDBERG Television, in October 1999. Mr. Cooney held a number of positions including Vice President/General Manager Americas and Chief Operating Officer, before assuming his role as President and Chief Executive Officer of TANDBERG Television in June 2003. TANDBERG Television was acquired by the Ericsson Group in early 2007. Prior to his career in the digital video industry, Mr. Cooney spent several years working in systems engineering and sales in the computer process control industry and also spent five years as a U.S. Naval officer. Mr. Cooney received post graduate education in Nuclear Engineering from the U.S. Navy, an M.B.A. from the University of Southern California, and a B.S. from the University of Rochester.

Pursuant to the terms of an offer letter between the Company and Mr. Cooney, Mr. Cooney will receive (1) an annual base salary of $600,000, (2) a cash signing bonus of $300,000 (under certain circumstances, Mr. Cooney will be obligated to reimburse the Company for $150,000 of the signing bonus if his employment terminates prior to March 1, 2011), (3) an option to purchase 600,000 shares of the Company’s common stock at a purchase price equal to the closing price on the day of commencement of work, 25% of which will vest on the first anniversary of the grant date and the remainder to vest in 36 equal monthly installments thereafter, (4) a new hire grant of 300,000 shares of restricted stock, which will vest in four equal annual installments, (5) a grant of 200,000 shares of restricted stock on each of the first anniversary and the second anniversary of Mr. Cooney’s commencement of work, both such grants to vest in four equal annual installments, (6) an annual incentive bonus based upon criteria established by the Company’s Board of Directors, with a target level of 100% of base salary and a maximum level of 200% of base salary and (7) customary benefits including vacation.  The offer letter provides for “at will” employment.

As an executive officer of the Company, Mr. Cooney also will participate in the Company’s Employment Security Plan (the “Plan”).  The purpose of the Plan is to provide certain benefits in the event Mr. Cooney’s employment is terminated, either in connection with or unrelated to a change in control of the Company.  Upon a qualifying termination (as defined in the Plan), other than during a protection period (also as defined in the Plan), Mr. Cooney will receive severance equal to his then-current base salary.  Upon a qualifying termination during a protection period (generally, in the event of a change-in-control related termination), Mr. Cooney will receive 2.5 times his then-current base salary plus the maximum bonus for Mr. Cooney under the applicable bonus plan established by the Board of Directors for the year in which the termination occurs, and all of his unvested equity-based awards will vest.  If the amounts payable to Mr. Cooney under the Plan would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the amounts payable to Mr. Cooney under the Plan will be grossed-up for the payment of taxes.

Mr. Cooney will be subject to the Company’s stock retention guidelines, which generally require that he hold 50% of the shares that he receives from the Company, net after taxes and transaction costs, for five years from the date of acquisition.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Offer Letter between the Company and Eric Cooney, dated January 16, 2009.

10.2	Joinder Agreement by Eric Cooney for the benefit of the Company, dated January 28, 2009.

10.3	Agreement between the Company and James P. DeBlasio, dated January 29, 2009.

99.1	Press Release of the Company dated January 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: February 2, 2009

	By:	/s/ Richard P. Dobb
Richard P. Dobb
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Offer Letter between the Company and Eric Cooney, dated January 16, 2009.
10.2	Joinder Agreement by Eric Cooney for the benefit of the Company, dated January 28, 2009.
10.3	Agreement between the Company and James P. DeBlasio, dated January 29, 2009.
99.1	Press Release of the Company dated January 29, 2009.